Exhibit 10.50

THE HILLMAN GROUP, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September     , 2010, by and between The Hillman Group, Inc., a Delaware corporation (the “Company”), and Rob Lackman (“Executive”).

WHEREAS, upon the consummation of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September     , 2010, by and among The Hillman Companies, Inc., a Delaware corporation and the indirect parent of the Company (“Hillman”), OHCP HM Acquisition Corp., a Delaware corporation (the “Purchaser”), and certain other parties thereto, the Purchaser shall acquire 100% of the issued and outstanding capital stock of Hillman in a reverse subsidiary merger pursuant to which Hillman shall be the surviving corporation (the “Merger”); and

WHEREAS, in connection with and subject to the consummation of the Merger, the Company desires to enter into this Agreement with Executive pursuant to which the Company will employ Executive as its Senior Vice President Operations on the terms set forth in this Agreement, and following the consummation of the Merger Executive is willing to serve the Company in such capacity for the period and upon such terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the consummation of the Merger (the date of such consummation, the “Effective Date”) and ending as provided in Section 4(a) hereof (the “Employment Period”). This Agreement shall automatically terminate without any action on the part of any Person and be void ab initio if the Merger Agreement is terminated in accordance with its terms and neither the Company, the Purchaser nor any other Person shall have any liability to Executive under this Agreement if the Merger is not consummated.

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Senior Vice President Operations of the Company and shall have the normal duties, responsibilities, functions and authority of the Senior Vice President Operations, subject to the power and authority of the Board or the Chief Executive Officer to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to Hillman and its Subsidiaries which are consistent with Executive’s position as the Board or the Chief Executive Officer may from time to time direct.

(b) During the Employment Period, Executive shall report to the Board and the Chief Executive Officer and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Hillman and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to Hillman and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious or civic organizations so long as such activities do not interfere with Executive’s employment.

(c) For purposes of this Agreement, “Subsidiaries” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of the Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or member or general partner of such limited liability company, partnership, association, or other business entity. For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $235,000 per annum or such higher rate as the Board may determine from time to time (such amount, as may be increased from time to time, and not decreased after any such increase, based on no less frequent than an annual review by the Board, the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. During the period beginning on the Effective Date and ending December 31, 2010, the

Base Salary shall be pro rated on an annualized basis. In addition, during the Employment Period, Executive shall be entitled to participate in employee benefit programs and receive perquisites reasonably comparable to those in effect as of the date hereof and as determined by the Board, including, without limitation, participation in group health insurance and disability insurance, life insurance, participation in the Company’s 401K plan, 4 weeks of vacation and paid holidays and participation in the Company’s deferred compensation plan (provided that any participation in such deferred compensation plan is funded solely by the Executive other than match by the Company of $.25 per $1.00 up to $2,500). During the Employment Period, the Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with leasing an automobile (including lease payments, licenses and insurance) not to exceed $700 per month (or, if Executive seeks to purchase an automobile, reimbursement of reasonable expenses incurred in connection with such purchase, including car loan payments, licenses and insurance), subject to the Company’s requirements with respect to reporting and documentation of such expenses. Executive shall bear the cost of gas, cost of repairs on the automobile, and costs of any tickets, traffic offenses or fines of any kind.

(b) During the Employment Period, the Company shall reimburse Executive for all ordinary and reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, the Company shall pay to Executive cash bonus compensation pursuant to the terms of a performance–based bonus plan. The bonus plan will provide for performance–based targets to be agreed to annually by the Chief Executive Officer of the Company and the Board. If 100% of such bonus targets are met in a year, Executive shall be entitled to a bonus equal to 35% of his Base Salary for that year. If the Company and its Subsidiaries perform at a level in excess of 100% of the bonus targets, the Executive shall be entitled to a proportionately higher amount of bonus compensation up to a maximum of 70% of his Base Salary for that year, i.e., with each 1% increase above 100% of the bonus target, Executive shall be entitled to an additional 0.35% of his Base Salary for that year. Executive shall be entitled to bonus compensation in a proportionately reduced amount if the Company and its Subsidiaries perform at a level that is less than 100% of the bonus targets but in excess of 85% of the bonus targets, i.e., with each 1% decrease below 100% of the bonus target, Executive’s bonus shall be reduced from the bonus he would have received had the Company and its Subsidiaries met 100% of the bonus target by 0.35% of his Base Salary for that year. Executive shall not be entitled to a bonus if 85% or less of the bonus targets are met. Bonuses shall be paid in the calendar year immediately following the calendar year that contains the end of the relevant performance period and in accordance with the Company’s general payroll practices (in effect from time to time). During the period beginning on the Effective Date and ending December 31, 2010, the bonus compensation shall be pro rated on an annualized basis.

4. Term.

(a) The Employment Period shall be three years beginning on the Effective Date (the “Initial Term”) and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one–year periods unless the Company gives Executive written notice of the election not to renew the Employment Period (a “Notice of Non–Renewal”) at least 90 days prior to any such renewal date or Executive gives the Company a Notice of Non–Renewal at least 180 days prior to any such renewal date (the end of the Initial Term or the end of an effective one–year extension period being referred to herein as the “Expiration Date”); provided that (i) the Employment Period shall terminate prior to its Expiration Date immediately upon Executive’s resignation (with or without Good Reason, as defined below), death or Disability, and (ii) the Employment Period may be terminated by the Company at any time prior to its Expiration Date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. Notwithstanding anything to the contrary herein, the termination of the employment of the Executive as a result of the Company providing the Executive a Notice of Non–Renewal shall be treated as a termination of the Executive without Cause.

(b) In the event of Executive’s death or Disability, or upon the Expiration Date, Executive shall be entitled to payment of (i) all accrued and unpaid Base Salary through the date of termination or expiration of the Employment Period, (ii) all accrued and unused vacation, and (iii) expense reimbursement pursuant to Section 3(b) of this Agreement (collectively, the “Accrued Payments”), and a pro rated portion (based on the number of days that have elapsed from the beginning of the bonus period until the date of termination or expiration of the Employment Period) of the bonus for the year in which termination or expiration of the Employment Period occurs as determined pursuant to Section 3(c) above (the “Prorated Bonus”). In addition, in the event of Executive’s Disability, the Company shall use commercially reasonable efforts to allow Executive to participate in the Company’s group health coverage, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that Executive pays all of the premiums and similar costs and expenses for such coverage. Executive shall not be entitled to any other salary, bonuses, employee benefits, perquisites or other compensation from the Company or its Subsidiaries for periods after the termination or expiration of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(c) If the Employment Period is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to payment of the Accrued Payments. In addition, the Company shall use commercially reasonable efforts to allow Executive to participate in the Company’s group health coverage, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that Executive pays all of the premiums and similar costs and expenses for such coverage. Executive shall not be entitled to any other salary, bonuses, employee benefits, perquisites or other compensation from the Company or its Subsidiaries for periods after the termination or expiration of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d) If the Employment Period is terminated by the Company without Cause or if Executive resigns with Good Reason, then Executive shall be entitled to receive severance compensation in an amount as determined below:

(i) If the Employment Period is terminated by the Company without Cause or if Executive resigns with Good Reason, then Executive shall be entitled to receive (A) an amount equal to his then applicable Base Salary, (B) the Termination Bonus Amount (as defined in Section 4(d)(ii)), if such termination is during the Initial Term, or 50% of the Termination Bonus Amount, if such termination is after the Initial Term, and (C) health continuation coverage during the period beginning on the date of the termination of the Employment Period and ending twelve months thereafter, at the Company’s expense. For purposes of determining Executive’s rights to COBRA continuation coverage, the date of termination of the Employment Period shall be the date of the COBRA qualifying event. In addition, Executive shall be permitted to participate, during the period beginning on the date of the termination of the Employment Period and ending six months thereafter, in the Company’s group life and disability coverages, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees, at the Company’s expense.

(ii) The severance payments outlined in (i) of this Section 4(d) are in addition to the Accrued Payments and Prorated Bonus. In addition, the Company shall use commercially reasonable efforts to allow Executive to participate in the Company’s group health coverage, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that, if not a part of the severance payments outlined in Section 4(d)(i)(C) above, Executive pays all of the premiums and similar costs and expenses for such coverage. Severance payments will be paid and benefit coverage will be provided pursuant to this Section 4(d) only if Executive delivers to the Company an executed Release Agreement in the form of Exhibit A attached hereto and only so long as Executive has not breached the provisions of Sections 6 and 7 hereof. Severance payments under Section 4(d)(i)(A) above shall be paid by continuation of regular payroll compensation payments beginning on the date of termination of the Employment Period but in no event less frequently than monthly and continuing in the case of Section 4(d)(i)(A), for one year commencing as provided in Section 5. The severance payment under Section 4(d)(i)(B) above shall be paid in a lump sum in the year following the date of termination of the Employment Period at the same time that annual bonuses are paid to other senior executives of the Company. For purposes of Section 4(d) hereof, “Termination Bonus Amount” shall mean an amount equal to the greater of: (A) the annual average of Executive’s annual bonuses for the preceding three years and (B) the amount of Executive’s last annual bonus received prior to the termination of the Employment Period.

(e) If a Change of Control occurs, and within 90 days after such Change of Control, the Employment Period is terminated by the Company without

Cause or Executive resigns with Good Reason, Executive shall be entitled to a lump sum payment payable 30 days after such termination or resignation in an amount equal to the amount payable pursuant to Sections 4(d)(i)(A) and (B). In addition, Executive shall be entitled to receive the Accrued Payments and Prorated Bonus. In addition, the Company shall use commercially reasonable efforts to allow Executive to participate in the Company’s group health coverage, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that Executive pays all of the premiums and similar costs and expenses for such coverage. Payments will not be paid under this Section 4(e) unless Executive delivers to the Company an executed Release Agreement in the form of Exhibit A attached hereto. A “Change of Control” means any transaction or series of transactions pursuant to which any Person(s) or a group of related Persons (other than the investors purchasing shares in Hillman and/or its Subsidiaries as of the date hereof and their affiliates) in the aggregate acquire(s) (i) capital stock of Hillman possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the board of Hillman (whether by merger, consolidation, reorganization, combination, sale or transfer of Hillman’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of Hillman’s assets determined on a consolidated basis; provided, that a Change of Control shall not include a Public Offering or the consummation of the Merger; provided, further, that such Change of Control also constitutes a change in control event for purposes of Code Section 409A (as defined below) (a “409A Change of Control”). A “Public Offering” means an underwritten initial public offering and sale, registered under the Securities Act, of shares of Hillman’s common stock. In the event the Change of Control is not a 409A Change in Control, the payments described in this Section 4(e) shall still be paid, but the schedule of such payments shall be the schedules described in Section 4(d).

(f) The amounts payable pursuant to Sections 4(d) and 4(e) are mutually exclusive, and under no circumstances shall Executive be entitled to receive payments under both Sections.

(g) Executive agrees and acknowledges that Executive shall be responsible for the payment of any and all taxes arising from continued coverage under the Company’s benefit plans.

(h) Upon the expiration of the Employment Period, to the extent permitted under the terms of any applicable life insurance policy, Executive shall be permitted to purchase from the Company life insurance policies issued in his name; provided that Executive pays the purchase price of any such life insurance policies, including any fees and expenses associated with such a transfer.

(i) For purposes of this Agreement, “Cause” is defined as (i) willful failure to substantially perform duties hereunder, other than due to Disability; (ii) willful act which constitutes gross misconduct or fraud and which is injurious to Hillman or its Subsidiaries; (iii) conviction of, or plea of guilty or no contest, to a felony or (iv) material breach of confidentiality, non-compete or non-solicitation agreements (including Sections 6 and 7 hereof) with the Company which is not cured within ten (10) days after written notice from the Company.

(j) For purposes of this Agreement, “Good Reason” means termination of this Agreement by Executive due to (i) any material diminution in Executive’s position, authority or duties with the Company, (ii) the Company reassigning Executive to work at a location that is more than seventy–five (75) miles from his current work location, (iii) any amendment to the Company’s bylaws which results in a material and adverse change to the officer and director indemnification provisions contained therein or (iv) a material breach of Sections 3 or 4 of this Agreement by the Company, which in each case of (i) through (iv) is not cured within 10 days following written notice from Executive. Executive must provide notice of resignation for Good Reason within ninety (90) days following Executive’s knowledge of the event or facts constituting Good Reason, otherwise such event or facts shall not constitute Good Reason under this Agreement.

(k) For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for more than 26 weeks in any 12–month period as a result of any mental or physical disability or incapacity as defined in the Americans with Disabilities Act or as otherwise determined by the Board in its reasonable good faith judgment.

5. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages to Executive for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(ii) To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, in each case had such benefits commenced immediately upon Executive’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(d) To the extent that this Agreement provides for the reimbursement of expenses or the provision of in–kind benefits that constitute “non–qualified deferred compensation” under Code Section 409A, the following shall apply: (i) All such reimbursements under shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; (ii) Any right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) No such reimbursement, expenses eligible for reimbursement, or in–kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in–kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

6. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him during the course of his employment with the Company and its Subsidiaries concerning the business or affairs of Hillman or any its Subsidiaries (“Confidential Information”) are the property of Hillman or such Subsidiary. Therefore, Executive agrees that he shall not at any time during the Employment Period or thereafter disclose to any person or entity or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information, Third Party Information (as defined in Section 6(b) below), Work Product (as defined in Section 6(c) below) or the business of Hillman or any other Subsidiaries which he may then possess or have under his control.

(b) Third Party Information. Executive understands that Hillman and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Hillman’s and its Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 6(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Hillman or its Subsidiaries and affiliates who need to know such information in connection with their work for Hillman or such Subsidiaries and affiliates) or use, except in connection with his work for Hillman or its Subsidiaries and affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(c) Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Hillman’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

7. Non–Compete, Non–Solicitation.

(a) Non–Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he has and shall become familiar with the Company’s trade secrets and with other Confidential Information and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and for one year following either the date of termination of the Employment Period for any reason or the Expiration Date, Executive shall not, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in the process of being implemented during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Executive acknowledges (i) that the business of the Company and its Subsidiaries will be conducted throughout the United States, (ii) notwithstanding the state of incorporation or principal office of the Company or any of its Subsidiaries, or any of its executives or employees (including the Executive), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and (iii) as part of his responsibilities, Executive will be traveling throughout the United States in furtherance of the business and relationships of the Company and its Subsidiaries. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Non–Solicitation. During the Employment Period and for two years following either the date of termination of the Employment Period or the Expiration Date, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business (or materially reduce the amount of business done) with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

(c) Scope of Restrictions. If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d) Equitable Relief. In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 7, the time periods referenced in this Section 7 shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

8. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges that the provisions of Section 7 above are in consideration of (i) employment with the Company, and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 7 above are reasonable, do not preclude him from earning a livelihood, that he has reviewed his rights and obligations under this Agreement with his legal counsel and that he fully understands the terms and conditions contained herein. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non–enforcement of Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

9. Survival. Sections 4(b) through 22, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

At the last known address in the Company’s personnel records.

Notices to the Company:

The Hillman Group, Inc.

10590 Hamilton Avenue

Cincinnati, OH 45231

Attn: Chief Executive Officer

and

Oak Hill Capital Partners

One Stamford Plaza

263 Tresser Blvd., 15th Floor

Stamford, CT 06901

Fax: (203) 724–2815

Attn: Tyler J. Wolfram

With copies, which shall not constitute notice, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Fax: (212) 492-0570

Attn: Angelo Bonvino

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest, if any, in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

20. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

21. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the areas of business engaged in by the Company at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

22. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

23. Directors’ and Officers’ Liability Insurance. Executive shall be a beneficiary of any directors’ and officers’ liability insurance policy maintained by the Company so long as Executive remains an officer or director of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE HILLMAN GROUP, INC.

By:
Name:
Title:

Rob Lackman

EXHIBIT A

GENERAL RELEASE

I, Rob Lackman, in consideration of and subject to the performance by The Hillman Companies, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of September     , 2010, (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Sections 4(d) and 4(e) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph Sections 4(d) and 4(e) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except as provided in paragraph 4 below and except for the provisions of my Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross–claims, counter–claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or

arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

9.	Any non–disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self–regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

11.

I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company–provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21–DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT.

IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

Rob Lackman

A-6